EXHIBIT 99.1

                            FIRST BANCORP TO INCREASE
                    EFFICIENCY THROUGH PROJECT "THE NEXT 50"

         San Juan, Puerto Rico, March 23, 1999-First BanCorp, (NYSE:FBP) today announced plans to simplify and streamline its operations, in order to make the company more efficient, responsive and convenient in serving customers. The project, known as "The Next 50", was launched during late 1998, as the company celebrated its 50th anniversary and marks the beginning of the next 50 years of the financial services company.

         Project "The Next 50" involved the full time participation of 45 employees, who generated m more than 500 improvement ideas. The ideas will be implemented during the next 18 months. Once fully implemented, the improvements are expected to ad $12 million in annualized recurring pre-tax earnings, through cost reductions and revenues enhancements. First BanCorp has estimated its total after tax costs related to this project, to achieve this improvement, will only be $2.8 million. This amount will be recorded as soon as the required accounting conditions exist which will enable the Corporation to record this adjustment. This will most likely occur during the quarter ended June 30, 1999.

         First BanCorp, which already has one of the best efficiency ratios in the industry, took the initiative of this project recognizing the importance of retaining a competitive advantage in the rapidly evolving financial services industry. "Being the most efficient financial services organization will enable First BanCorp to deliver a very competitive value to both customers and shareholders, helping to ensure a bright future for the company and its employees", said Angel Alvarez, Chairman and CEO of First BanCorp.

         Project "The Next Fifty" was conducted with the assistance of Tandon Capital Associates, Inc.; a New York based advisory firm.

         First BanCorp is the holding company of FirstBank Puerto Rico, which has total assets of $4.0 billion, and is the second largest independently owned commercial bank in Puerto Rico. The Bank, which is a well-capitalized institution, operates a total of 55 financial service facilities throughout Puerto Rico and the US Virgin Islands. FirstBank also operates Money Express, a finance company, with 26 offices throughout the Island and First leasing and Car Rental a car and truck rental leasing company, with offices in Bayamon, Rio Piedras, Guaynabo, Isabela and Caguas.

         FirstBank Puerto Rico reorganized into a Holding Company, First BanCorp, effective October 1, 1998.